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                            PREMIER CLASSIC ART, INC.
                               1158 Staffler Road
                          Bridgewater, New Jersey 08807
                               Tel:(908) 526-7388
                               Fax:(908) 595-0072

                                                              September 14, 1999


Giltner B. Stevens
2531 East 32nd Street
Joplin, Missouri 64804

Dear Gil:

         This is to set forth and confirm our agreement pursuant to which Premier Classic Art, Inc. and/or its wholly owned subsidiary, Cool Classic Incorporated (collectively, the "Company") will retain your services, with respect to the marketing of cels and other cartoon art (the "Product") owned and/or distributed by the Company. In this regard, the following shall constitute the terms of our agreement:

         1. The term of this Agreement shall be three (3) years (the "Term").

         2. Except for Sales made to Wal Mart resulting from your introduction, the Company will not market any of the Products to Wal Mart, from the latter of one (1) year from the date hereof or the date of your last sale to Wal Mart. For purposes of this Agreement, the term "Sales" is defined as net proceeds to the Company after deductions for sales returns, sales allowances, fees for shelf space and cooperative advertising costs.

         3. On any Sales to Wal Mart, you shall be entitled to ten (10%) percent of the first $5,000,000 in Sales, or any part thereof, and twelve and one half (12 1/2%) of all Sales to Wal Mart in excess of that amount.

         4. This Agreement with you is exclusive as it relates to the Product for the Term and you agree that you will not market Product for any other company during the Term.

         5. In the event Wal Mart purchases in excess of $10,000,000 of Product in a twenty four (24) month period, the Company shall issue to you a warrant to purchase 4.9% of the net outstanding shares of common stock of the Company. The warrants will be exercisable at a price per share equal to eighty (80%) percent of the average closing bid price of the Company's common stock, for the previous twenty (20) trading days as reported by NASDAQ, any major exchange on which the Company's shares are listed or the OTC Bulletin Board, whatever the case may be.





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         If the foregoing meets with your complete approval, kindly indicate your acceptance by signing you name in the space provided below.


                                                                Sincerely,


                                                                Charles F. Trapp
                                                                President

Agreed and Accepted:



_____________________
Giltner Stevens